Exhibit 99.1

LandBridge Company LLC Announces Third Quarter 2025 Results

Delivered sixth consecutive public quarter of revenue and Adjusted EBITDA growth, with Q3 revenue growth of 78% year-over-year and 7% quarter-over-quarter

Closed ~37,500 acre acquisition supporting strategy of optimizing and diversifying revenue streams and asset value and increasing total holdings to more than 300,000 surface acres

Declared quarterly cash dividend of $0.10 per share

HOUSTON—(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB) (the “Company,” or “LandBridge”) today announced its financial and operating results for the third quarter ended September 30, 2025.

Third Quarter 2025 Financial Highlights

•
Revenues of $50.8 million, up 78% year-over-year and 7% quarter-over-quarter
•
Net income(1) of $20.3 million
•
Net income margin(1) of 40%
•
Adjusted EBITDA(2) of $44.9 million, up 79% year-over-year and 6% quarter-over-quarter
•
Adjusted EBITDA Margin(2) of 88%
•
Cash flows from operating activities of $34.9 million
•
Free Cash Flow(2) of $33.7 million
•
Operating cash flow margin of 69%
•
Free Cash Flow Margin(2) of 66%

(1) 3Q25 net income and net income margin include a non-cash expense of $11.2 million attributable to share-based compensation, of which $9.1 million is attributable to management incentive units issued by LandBridge Holdings LLC. Any actual cash expense associated with such incentive units will be borne solely by LandBridge Holdings LLC and not the Company. The incentive units are not dilutive of public ownership.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Recent Milestones

•
Acquired approximately 37,500 total acres across Loving, Reeves, Winkler and Ward counties, Texas from 1918 Ranch & Royalty, LLC. The transaction, which closed in November, includes additional high-quality pore space adjacent to LandBridge's large contiguous acreage position in Loving County, expanding the Company's ability to meet rising demand for high-quality pore space for customers seeking produced water handling resources. The acquisition also enables potential future surface use for alternative energy developments, emphasizing LandBridge's focus on diversifying revenue streams to optimize the commercial and strategic value of its acreage position.
•
Finalized the sale of a 3,000-acre solar energy generation project in Reeves County, Texas to a leading, publicly-traded energy infrastructure developer. In connection with the transaction, LandBridge received an up-front cash payment and the right to receive contingent future cash payments based on the achievement of certain developmental milestones. The solar project has a proposed generation capacity of up to 250 MW.
•
Entered into a long-term lease with a subsidiary of ONEOK Inc. for a natural gas processing facility in Loving County, Texas.
•
Dual listed on NYSE Texas as a founding member, underscoring LandBridge's commitment to Texas's thriving economy and energy industry.

Jason Long, Chief Executive Officer of LandBridge, stated, “As we advance our business plan and trajectory, we have shifted the paradigm of active land ownership with a strategy that maximizes the value of over 300,000 optimally located and largely contiguous surface acres. We have already established partnerships with industry-leading operators and developers that provide reliable and diverse revenue streams, and have only scratched the surface in terms of the many compelling opportunities we are evaluating. LandBridge provides our business partners with unparalleled access to expansive surface acreage for conventional and alternative energy development, digital infrastructure build-out, power storage, waste management, and many other commercial uses."

Scott McNeely, Chief Financial Officer of LandBridge, said, “LandBridge delivered its sixth consecutive public quarter of strong growth, driven by increases across all key revenue streams and underpinned by a high-margin, highly capital-efficient and asset-light business model. In addition, we have further diversified our revenue portfolio with the recent 1918 acquisition, which will provide our customers with increased access to pore space and surface acreage well-suited to alternative energy development. Finally, the successful sale of the Reeves County solar project further demonstrates the potential for alternative energy development on our acreage. I'm excited for our team to continue executing on disciplined growth opportunities and acquisitions that maximize the value of our surface land asset for the benefit of all our stakeholders."

Third Quarter 2025 Consolidated Financial Information

Revenue for the third quarter of 2025 was $50.8 million as compared to $47.5 million in the second quarter of 2025 and $28.5 million in the third quarter of 2024. The sequential increase was attributable to increases of $0.2 million in resource sales and royalties, $0.8 million in surface use royalties and revenues, $0.6 million in oil and gas royalties and $1.7 million in other revenue. Net income for the third quarter of 2025 was $20.3 million as compared to $18.5 million in the second quarter of 2025 and a net loss of $2.8 million in the third quarter of 2024.(1)

Adjusted EBITDA was $44.9 million in the third quarter of 2025 as compared to $42.5 million in the second quarter of 2025 and $25.0 million in the third quarter of 2024. (2) Adjusted EBITDA during the third quarter of 2025 reflects $9.1 million of non-cash charges related to LandBridge Holdings LLC incentive units and $2.1 million of non-cash charges related to restricted share units.

Net income margin was 40% in the third quarter of 2025 as compared to 39% in the second quarter of 2025 and a net loss margin of 10% in the third quarter of 2024.(1) Adjusted EBITDA margin was 88% in the third quarter of 2025 as compared to 89% in the second quarter of 2025 and 88% in the third quarter of 2024.(2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $35.0 million in the third quarter of 2025 as compared to $34.2 million in the second quarter of 2025 and $16.5 million in the third quarter of 2024. Surface Use Royalties and Revenue increased 2% sequentially, primarily driven by an increase in produced water handling royalties related to WaterBridge's Kraken development, new project easements and damages, and an overall increase in commercial activity on our lands.

Resources Sales and Royalties: Generated revenues of $10.8 million in the third quarter of 2025 as compared to $10.6 million in the second quarter of 2025 and $9.1 million in the third quarter of 2024. Revenue from Resource Sales and Royalties increased 2% sequentially, primarily driven by increases in water sales and royalty volumes.

Oil and Gas Royalties: Generated revenues of $3.3 million in the third quarter of 2025 as compared to $2.7 million in the second quarter of 2025 and $2.9 million in the third quarter of 2024. Revenue from Oil and Gas Royalties increased 22% sequentially, primarily driven by net royalty production increasing from 814 boe/d in the second quarter of 2025 to 912 boe/d in the third quarter of 2025.

Free Cash Flow Generation

Cash flow from operations for the third quarter of 2025 was $34.9 million as compared to $37.3 million in the second quarter of 2025 and $7.5 million in the third quarter of 2024. Free Cash Flow for the third quarter of 2025 was $33.7 million as compared to $36.1 million in the second quarter of 2025 and $7.1 million in the third quarter of 2024.(2)

Capital expenditures for the third quarter of 2025 were $1.2 million and net cash used in investing activities during the third quarter of 2025 was $1.1 million.

Net cash used in financing activities during the third quarter of 2025 was $25.8 million, which consisted of approximately $14.8 million of dividends and distributions paid, $5.0 million of net debt repayments, $5.7 million of required tax withholding related to the net settlement of Class A shares, and $0.3 million of other costs.

Strong Balance Sheet with Ample Liquidity

Total liquidity was $108.3 million as of September 30, 2025.

As of September 30, 2025, the Company had approximately $80.0 million of available borrowing capacity under its revolving credit facility.

Total cash and cash equivalents were $28.3 million as of September 30, 2025, as compared to $20.3 million as of June 30, 2025. The Company had $369.3 million of borrowings outstanding under its term loan and revolving credit facility as of September 30, 2025, versus $374.3 million outstanding as of June 30, 2025.

Third Quarter 2025 Dividend

The LandBridge Board of Directors declared a dividend on our Class A shares of $0.10 per share, payable on December 18, 2025 to shareholders of record as of December 4, 2025, and a corresponding required cash distribution to DBR Land Holdings LLC unitholders.

Outlook

The Company reaffirms the midpoint of its outlook for fiscal year 2025, with Adjusted EBITDA expected to be between $165 million and $175 million.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on November 12, 2025.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, November 13, 2025, at 9:30 a.m. Central Time to discuss third quarter results. A live webcast of the conference call will be available on the Events and Presentations section of the LandBridge Investor Relations website at https://www.landbridgeco.com/investor-relations/events-and-presentations. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://registrations.events/direct/Q4I3477957 to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time. An audio replay will be available following the conclusion of the call and can be accessed via the same link.

About LandBridge

LandBridge owns approximately 300,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” or “could,” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements.

Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LandBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of our affiliates, including WaterBridge, in executing their business strategies, including their ability to construct infrastructure, attract customers and operate successfully on our land; our customers’ ability to develop our land or any potential acquired acreage to accommodate any future surface use developments, such as the DBR Solar lease; our ability to continue the payment of dividends; the domestic and foreign supply of, and demand for, energy sources, including the impact of political instability or armed conflict in oil and natural gas producing regions, including the Russia-Ukraine war and heightened tensions in the Middle East, actions relating to oil price and production controls by the members of the Organization of Petroleum Exporting Countries, Russia and other allied producing countries, such as announcements of potential changes to oil production levels; the effects of a prolonged U.S. federal government shutdown; our reliance on a limited number of customers and a particular region for substantially all of our revenues, including the potential consolidation of such customers within such region; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize; our business strategies and our ability to execute thereon, including our ability to attract non-traditional energy customers to use our land and resources and to successfully implement our growth plans and manage any resultant growth; our level of indebtedness and our ability to service our indebtedness; the costs associated with our acquisitions, including the 1918 acquisition, and the risk that we may not be able to integrate and/or realize the anticipated benefits and synergies therefrom; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with LandBridge are also more fully discussed in LandBridge's filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

The historical financial information presented below reflects only our historical financial results and the historical financial results of our predecessor, DBR Land Holdings LLC, as applicable.

THIRD QUARTER 2025 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Surface use royalties	$8,235	$4,227	$27,775	$9,129
Surface use royalties - Related party	10,152	5,627	24,743	11,902
Easements and other surface-related revenues	15,840	5,176	36,552	15,018
Easements and other surface-related revenues - Related party	807	1,465	6,388	4,224
Resource sales	4,501	4,874	17,122	11,908
Resource sales - Related party	731	57	1,098	329
Resource royalties	3,929	2,686	11,927	6,803
Resource royalties - Related party	1,604	1,472	5,558	2,579
Oil and gas royalties	3,332	2,903	9,452	11,563
Other	1,700	-	1,700	-
Total revenues	50,831	28,487	142,315	73,455

Resource sales-related expense	438	423	1,384	1,739
Other operating and maintenance expense	1,160	708	3,349	1,837
General and administrative expense	15,864	22,131	45,356	98,114
Depreciation, depletion, amortization and accretion	2,584	2,038	7,730	6,294
Other operating (income) expense, net	(100)	-	71	-
Operating income (loss)	30,885	3,187	84,425	(34,529)

Interest expense, net	7,889	7,071	23,745	16,235
Other income	-	-	-	(241)
Income (loss) from operations before taxes	22,996	(3,884)	60,680	(50,523)
Income tax expense (benefit)	2,705	(1,128)	6,455	(890)
Net income (loss)	$20,291	$(2,756)	$54,225	$(49,633)
Net loss prior to the IPO	-	-	-	(46,877)
Net income (loss) attributable to noncontrolling interest	12,184	(5,412)	32,153	(5,412)
Net income attributable to LandBridge Company LLC	$8,107	$2,656	$22,072	$2,656

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	September 30,	December 31,
	2025	2024
Current assets:
Cash and cash equivalents	$28,316	$37,032
Accounts receivable, net	19,669	12,544
Related party accounts receivable	4,564	2,111
Prepaid expenses and other current assets	4,821	1,628
Total current assets	57,370	53,315

Non-current assets:
Property, plant and equipment, net	917,975	902,742
Intangible assets, net	41,845	45,265
Deferred tax assets	59,116	29,416
Other assets	1,614	1,741
Total non-current assets	1,020,550	979,164
Total assets	$1,077,920	$1,032,479

Liabilities and equity
Current liabilities:
Accounts payable	$637	$489
Taxes payable	702	2,286
Related party accounts payable	902	686
Accrued liabilities	7,322	7,185
Current portion of long-term debt	924	424
Deferred revenue	2,238	1,221
Other current liabilities	1,094	2,119
Total current liabilities	13,819	14,410

Non-current liabilities:
Long-term debt, net of debt issuance costs	366,081	380,815
Other long-term liabilities	192	183
Total non-current liabilities	366,273	380,998
Total liabilities	380,092	395,408

Class A shares, unlimited shares authorized and 25,337,028 shares issued and outstanding as of September 30, 2025. Unlimited shares authorized and 23,255,419 shares issued and outstanding as of December 31, 2024	254,007	208,427
Class B shares, unlimited shares authorized and 51,093,505 shares issued and outstanding as of September 30, 2025. Unlimited shares authorized and 53,227,852 shares issued and outstanding as of December 31, 2024	-	-
Retained earnings	17,981	3,349
Total shareholders’ equity attributable to LandBridge Company LLC	271,988	211,776
Noncontrolling interest	425,840	425,295
Total shareholders’ equity	697,828	637,071
Total liabilities and equity	$1,077,920	$1,032,479

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$54,225	$(49,633)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	7,730	6,294
Amortization of debt issuance costs	1,619	1,177
Share-based compensation	33,636	84,196
Deferred income tax expense (benefit)	2,265	(1,276)
Other	5	-
Changes in operating assets and liabilities:
Accounts receivable	(7,130)	1,640
Related party accounts receivable	(2,452)	(1,124)
Prepaid expenses and other assets	(3,906)	(341)
Accounts payable	65	(50)
Related party accounts payable	216	51
Deferred revenue	1,017	166
Accrued liabilities and other liabilities	(565)	(387)
Taxes payable	1,432	(5)
Net cash provided by operating activities	88,157	40,708

Cash flows from investing activities
Acquisitions	(18,767)	(431,260)
Capital expenditures	(2,496)	(761)
Proceeds from disposal of assets	210	-
Net cash used in investing activities	(21,053)	(432,021)

Cash flows from financing activities
Proceeds from issuance of Class A shares, net of underwriting discounts and fees	-	278,263
Taxes paid related to net share settlement of RSUs	(5,728)	-
Contributions from member	-	120,000
Dividends, dividend equivalents, and distributions paid	(52,773)	(170,854)
Proceeds from term loan	-	265,000
Repayments on term loan	(5,750)	(93,750)
Proceeds from revolver	15,000	15,000
Repayments on revolver	(25,000)	(35,000)
Debt issuance costs	(55)	(3,437)
Offering costs	(1,110)	(6,997)
Other	(404)	(318)
Net cash (used in) provided by financing activities	(75,820)	367,907
Net decrease in cash and cash equivalents	(8,716)	(23,406)
Cash and cash equivalents - beginning of period	37,032	37,823
Cash and cash equivalents - end of period	$28,316	$14,417

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands) (unaudited)
Net income (loss)	$20,291	$18,475	$(2,756)
Adjustments:
Depreciation, depletion, amortization and accretion	2,584	2,545	2,038
Interest expense, net	7,889	7,879	7,071
Income tax expense (benefit)	2,705	2,148	(1,128)
EBITDA	33,469	31,047	5,225
Adjustments:
Share-based compensation - Incentive Units	9,144	9,044	9,830
Share-based compensation - RSUs	2,081	2,227	1,794
Transaction-related expenses (1)	-	135	351
Non-recurring expenses (2)	-	-	7,825
Other	156	-	(13)
Adjusted EBITDA	$44,850	$42,453	$25,012
Net income (loss) margin	40%	39%	(10%)
Adjusted EBITDA Margin	88%	89%	88%

(1)
Transaction-related expenses consist of non-capitalizable transaction costs associated with both completed or attempted acquisitions, debt amendments and entity structuring charges.
(2)
Non-recurring expenses consist primarily of $5.0 million in IPO-related employee bonuses and $2.6 million related to a contract termination payment.

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands) (unaudited)
Net cash provided by operating activities	$34,912	$37,332	$7,450
Net cash used in investing activities	(1,107)	(2,079)	(1,053)
Net cash provided by operating and investing activities	33,805	35,253	6,397
Adjustments:
Acquisitions	5	944	750
Proceeds from disposal of assets	(85)	(105)	-
Free Cash Flow	$33,725	$36,092	$7,147
Operating cash flow margin (1)	69%	79%	26%
Free Cash Flow Margin	66%	76%	25%

(1)
Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.